UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

E2OPEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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E2open, Inc.

4100 East Third Avenue

Suite 400

Foster City, California 94404

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS To be held Wednesday, August 7, 2013

TO THE STOCKHOLDERS OF E2OPEN, INC.:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of E2open, Inc., a Delaware corporation, will be held on Wednesday, August 7, 2013 at 10:00am, local time, at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, California 94404, for the following purposes:

1.	To elect two Class I directors, Johnston Evans and Bernard Mathaisel, each to serve a three-year term and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2014; and

3.	To transact such other business as may properly come before the Annual Meeting or at any and all adjournments, continuations or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record at the close of business on June 14, 2013 and their proxies are entitled to attend and vote at the Annual Meeting and any and all adjournments, continuations or postponements thereof. Any stockholder attending the Annual Meeting may vote in person even if such stockholder returned a proxy.

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. Please vote by Internet at http://www.envisionreports.com/eopn, by telephone at 1-800-652-VOTE (8683) or if you elected to receive printed materials, by mail.

The Proxy Statement and the Company’s Annual Report will be made available to the Company’s stockholders on the Internet at http://www. envisionreports.com/eopn through the notice and access process on or about June 27, 2013.

By Order of the Board of Directors,

/s/ Peter Maloney

Peter Maloney

Chief Financial Officer

Foster City, California

June 27, 2013

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of E2open, Inc. (the “Board”) is soliciting your vote at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of E2open, Inc.

When and where will the Annual Meeting take place?

The Annual Meeting will take place on Wednesday, August 7, 2013 at 10:00am, local time, at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, California 94404.

What will I be voting on?

You will be voting on:

1.	the election of two Class I directors, Johnston Evans and Bernard Mathaisel, each to serve a three-year term and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

2.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2014; and

3.	any such other business as may properly come before the Annual Meeting or at any and all adjournments, continuations or postponements thereof.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of Johnston Evans and Bernard Mathaisel; and

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2014.

How many votes do I have?

You will have one vote for every share of E2open common stock you owned as of June 14, 2013, our record date.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting.

Stockholders of Record

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by:

•	voting over the Internet at http://www.envisionreports.com/eopn;

•	voting by telephone at 1-800-652-VOTE (8683); or

•	if you elected to receive printed materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-prepaid envelope.

Beneficial Owners

If on June 14, 2013 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The Proxy Statement is being forwarded to you by that organization and such broker or nominee has enclosed with these materials or provided voting instructions for you to use in directing the broker or nominee how to vote your shares. If you want to vote in person at the Annual Meeting, and you hold your E2open stock in street name, you must obtain a proxy from your broker and bring that proxy to the Annual Meeting.

E2open, Inc.

4100 East Third Avenue

Suite 400

Foster City, California 94404

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

The Board of Directors of E2open, Inc., a Delaware corporation (“E2open,” the “Company,” “we,” “us,” or “our”), is soliciting these proxy materials for use at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, August 7, 2013 at 10:00am, local time, and for any adjournment or postponement of the Annual Meeting. Our Annual Meeting will be held at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, California 94404. These proxy materials are first being made available to the Company’s stockholders on the Internet at http://www.envisionreports.com/eopn through the notice and access process on or about June 27, 2013. Our Annual Report for the fiscal year ended February 28, 2013, or “fiscal 2013,” including our financial statements for fiscal 2013, are also available via the Internet.

Stockholders Entitled to Vote; Record Date

As of the close of business on June 14, 2013, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 25,776,023 shares of common stock of the Company, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder. No shares of preferred stock of the Company were outstanding as of June 14, 2013.

All valid proxies received before the Annual Meeting will be voted according to the instructions thereon. Stockholders entitled to vote at the Annual Meeting may vote over the Internet at http://www.envisionreports.com/eopn, by telephone at 1-800-652-VOTE (8683) or if you elected to receive printed materials, by signing and dating the enclosed proxy card and returning it in the enclosed postage-prepaid envelope.

Quorum; Abstentions; Broker Non-Votes

The Company’s Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Shares that are voted “abstain” and broker non-votes (as defined below) are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

In the election of directors, any vote you make that is an “abstain” for any nominee will not impact the election of that nominee. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted.

For the ratification of our independent registered public accounting firm, an “abstain” vote is the same as voting against the proposal.

If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account (a “broker non-vote”) unless you have given the broker voting instructions. Thus, if you hold your common stock through a broker, it is critical that you cast your vote if you want it to count. If you hold your common stock through a broker and you do not instruct your broker how to vote on Proposal 1 of this Proxy Statement, it will be considered a broker non-vote and no votes will be cast on your behalf with respect to such proposal.

Your broker will continue to have discretion to vote any uninstructed shares on Proposal 2 of this Proxy Statement, the ratification of the appointment of the Company’s independent registered public accounting firm.

Voting; Revocability of Proxies

Voting by attending the meeting. Stockholders whose shares are registered in their own names may vote their shares in person at the Annual Meeting. Stockholders whose shares are held beneficially through a brokerage firm, bank, broker-dealer, trust or other similar organization (that is, in street name) may be voted in person at the Annual Meeting only if such stockholders obtain a legal proxy from the broker, bank, trustee or nominee that holds their shares giving the stockholders the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. A stockholder planning to attend the Annual Meeting must bring proof of identity for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting and validly submits his or her vote in person, any previous votes that were submitted by the stockholder will be superseded by the vote that such stockholder validly casts at the Annual Meeting. Your attendance at the Annual Meeting in and of itself will not revoke any prior votes you may have cast. For directions to attend the Annual Meeting, please contact Investor Relations by telephone at (650) 645-6675.

Voting of proxies; Discretionary Voting. Stockholders may vote (1) over the Internet (2) by telephone or (3) if you elected to receive printed materials, by returning a proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you elected to receive printed materials and you wish to vote by mail, please complete, sign and return the proxy card in the self-addressed, postage-prepaid envelope provided. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If you do not provide specific voting instructions over the Internet, by telephone or on a properly executed proxy card, your shares will be voted as recommended by the Board of Directors.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Effect of not casting your vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1 of this Proxy Statement). Your bank or broker will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2 of this Proxy Statement).

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Revocability of proxy. You may revoke your proxy by (1) entering a new vote over the Internet or by telephone, (2) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card (if you elected to receive printed materials), in either case dated later than the prior proxy vote relating to the same shares, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent to the Company’s principal executive offices, E2open, Inc., 4100 East Third Avenue, Suite 400, Foster City, California 94404, Attention: Corporate Secretary.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to stockholders, when applicable. In addition, the Company may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their reasonable, out-of-pocket expenses. The Company may use the services of the Company’s directors, officers and others to solicit proxies, personally or by telephone, without additional compensation. The Company has retained Computershare Inc., 250 Royall Street, Canton, MA 02021, a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $3,500, plus reasonable out-of-pocket expenses.

Procedure for Submitting Stockholder Proposals

All proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company, regardless of whether such proposals are intended to be included in the Company’s proxy statement for the next annual meeting of the stockholders of the Company, must satisfy the requirements set forth in the advance notice of stockholder business provision under the Company’s Bylaws. As summarized below, such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Company at E2open, Inc., 4100 East Third Avenue, Suite 400, Foster City, California 94404, Attention: Corporate Secretary.

To be timely, a stockholder proposal must be received by the Secretary of the Company at the Company’s principal executive offices not later than the 90th day nor earlier than the 120th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. However, if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than thirty (30) days prior to or delayed by more than sixty (60) days after the one-year anniversary of the date of the previous year’s annual meeting, then notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made. Stockholder proposals to be presented at the next annual meeting of stockholders must be received by the Secretary of the Company at the Company’s principal executive offices not earlier than February 27, 2014 nor later than March 29, 2014.

To be in proper written form, a stockholder’s notice to the Secretary of the Company shall set forth as to each matter of business the stockholder intends to bring before the annual meeting (i) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder(s) proposing such business and any stockholder associated person, (iii) the class and number of shares of the Company which are held of record or are beneficially owned by the stockholder(s) or any stockholder associated person and any derivative positions held or beneficially held by the stockholder(s) or any stockholder associated person, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder(s) or any stockholder associated person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder(s) or any stockholder associate person with respect to any securities of the Company, (v) any material interest of the stockholder(s) or a stockholder associated person in such business, and (vi) a statement whether either such stockholder or any stockholder associated person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal. In addition, to be in proper written form, a stockholder’s notice to the Secretary of the Company must be supplemented not later than ten (10) days following the record date for the determination of stockholders entitled to notice of the meeting to disclose the information contained in clauses (iii) and (iv) in this paragraph as of the record date.

In addition, any stockholder proposal intended to be included in the Company’s proxy statement for the next annual meeting of stockholders of the Company must also satisfy Securities and Exchange Commission, or SEC, regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received not later than February 27, 2014. In the event the date of the annual meeting is moved by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before the Company begins to print and send its proxy materials. Upon such an occurrence, the Company will publicly announce the deadline for submitting a proposal by means of disclosure in a press release or in a document filed with the SEC.

The requirements for providing advance notice of stockholder business as summarized above are qualified in their entirety by our Bylaws, which we recommend that you read in order to comply with the requirements for bringing a proposal. You may contact the Company’s Secretary at our principal executive offices for a copy of our current Bylaws, including the relevant provisions regarding the requirements for making stockholder proposals and nominating director candidates, or you may refer to the copy of our Bylaws filed with the SEC on July 2, 2012 as Exhibit 3.4 to Amendment No. 3 to Form S-1 Registration Statement, available at http://www.sec.gov.

Delivery of Proxy Materials

To receive current and future proxy materials, such as annual reports, proxy statements and proxy cards, in paper form, please contact Investor Relations at (650) 645-6675, investor.relations@e2open.com, or http://investor.e2open.com.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders, unless the Company has received contrary instructions from one or more of the stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact Investor Relations at (650) 645-6675, investor.relations@e2open.com, http://investor.e2open.com or write to E2open, Inc., 4100 East Third Avenue, Suite 400, Foster City, California 94404, Attention: Investor Relations.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 7, 2013

The Notice, Proxy Statement and Annual Report to Shareholders are available at: http://www.envisionreports.com/eopn. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

DIRECTORS AND CORPORATE GOVERNANCE

The Company’s Board of Directors currently consists of eight directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to earlier resignation or removal. Please see Proposal 1 in this Proxy Statement for more information about the election of our Class I directors.

The names and certain information about members of our Board of Directors are set forth below as of June 14, 2013. There are no family relationships among any of our directors or executive officers.

Name	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire	Age
Mark E. Woodward	Chief Executive Officer, President and Director	2008	Class III, 2015	55
John B. Mumford	Chairman of the Board	2000	Class III, 2015	69
Carl Bass	Director	2011	Class II, 2014	56
Johnston L. Evans	Director	2005	Class I, 2013	65
Bernard F. Mathaisel	Director	2003	Class I, 2013	68
Nicholas G. Moore	Director	2004	Class II, 2014	71
Patrick J. O’Malley, III	Director	2012	Class III, 2015	51
Stephen M. Ward, Jr.	Director	2006	Class II, 2014	58

Mark E. Woodward has served as our President and Chief Executive Officer and a member of our Board of Directors since June 2008. Prior to joining E2open, Mr. Woodward was a Senior Advisor with The Blackstone Group, an investment and advisory firm from June 2007 to June 2008. Prior to joining The Blackstone Group, Mr. Woodward consulted for several private equity firms from January to June 2007. Mr. Woodward served as President and Chief Executive Officer of Serena Software, an application lifecycle management vendor, from November 1998 to December 2006. He joined Serena in November 1998 as the Vice President of Americas Sales, was promoted to Vice President Worldwide Operations in February 2000, and then promoted to President and Chief Executive Officer in May 2000. He served on Serena’s board of directors from June 2000 to December 2006. He also served on the board of directors of Clear Technology, Inc. from June 2005 to June 2007. Mr. Woodward attended the University of California, Los Angeles. We believe that Mr. Woodward possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our Chief Executive Officer and his experience as a seasoned executive with over thirty years of technology industry experience focused on sales, marketing and general management.

John B. Mumford was a co-founder of E2open and has been a member and the Chairman of our Board of Directors since our inception in July 2000. Mr. Mumford also served as our interim Chief Executive Officer from May 2008 to June 2008. Mr. Mumford is the Founding Partner of Crosspoint Venture Partners, a venture capital firm, which was founded in 1982. Mr. Mumford was a co-founder and member of the board of directors of four public companies: Hello Direct, Inmac, Office Club (Office Depot) and Ariba. Mr. Mumford received a Bachelor of Science degree in Accounting from Arizona State University and a Masters of Business Administration from the Stanford Graduate School of Business. We believe that Mr. Mumford possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a successful venture capital investor for over thirty years.

Carl Bass has been a member of our Board of Directors since July 2011. Mr. Bass has been the President and Chief Executive Officer of Autodesk, Inc., a software design company, since May 2006. From June 2004 to April 2006, he was Autodesk’s Chief Operating Officer responsible for worldwide sales, marketing and product development. His earlier roles at Autodesk included Chief Technology Officer and Executive Vice President of product development. Mr. Bass served on the board of directors of McAfee, Inc. from January 2008 until its acquisition in February 2011. Mr. Bass serves on the board of directors of Autodesk. He is also a member of the

Executive Advisory Boards of the Cornell Computing and Information Science Department and the UC Berkeley School of Information. He holds a Bachelor of Science degree in Mathematics from Cornell University. We believe that Mr. Bass possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as Chief Executive Officer of a public software company.

Johnston L. Evans has been a member of our Board of Directors since June 2005. Mr. Evans has served as General Partner at Invesco Private Capital, Inc. and its predecessor, a venture capital firm, since 1995. Mr. Evans received a Bachelor of Arts degree in Political Science from Boston University. We believe that Mr. Evans possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his financial experience with both public and private companies.

Bernard F. Mathaisel has been a member of our Board of Directors since April 2003. Since January 2011 Mr. Mathaisel has served as Executive Advisor for Achievo Corporation, a global software development and information technology outsourcing provider, from December 2009 to January 2011 he served as Achievo’s Chief Operations Officer, North America and from April 2007 to December 2009 as their Chief Information Officer. He previously served on the board of directors of Packeteer, Inc., from 2004 until it was acquired by Blue Coat Systems, Inc. in June 2008. He also served on the boards of AcXess, Inc. and QD Technologies, Inc. Mr. Mathaisel holds a Bachelor of Science degree in Engineering and a Master of Science degree in Engineering, both from the Massachusetts Institute of Technology. We believe that Mr. Mathaisel possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his executive experience with public companies over the past twenty-five years and his experience in information technology applications and information technology management.

Nicholas G. Moore has been a member of our Board of Directors since November 2004. Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Following the merger with Price Waterhouse in July 1998, Mr. Moore served as Chief Executive Officer of the U.S. firm of PricewaterhouseCoopers for two years and served for three years as global Chairman of PricewaterhouseCoopers. Mr. Moore serves on the board of directors of Bechtel Group, Inc., NetApp, Inc., Gilead Sciences, Inc. and Wells Fargo & Company. Mr. Moore received a Bachelor of Science degree in Accounting from St. Mary’s College and a Juris Doctorate degree from Hastings College of Law, University of California. We believe that Mr. Moore possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his financial and accounting experience with both public and private companies.

Patrick J. O’Malley, III has served as a member of our Board of Directors since January 2012. Mr. O’Malley has been the Executive Vice President and Chief Financial Officer of Seagate Technology, a manufacturer of hard drives, since August 2008. Previously, he served as Seagate’s Senior Vice President, Finance from 2005 to August 2008, and assumed the additional roles of Principal Accounting Officer and Treasurer in 2006. Prior to that, he was Senior Vice President, Consumer Electronics from 2004 to 2005; Senior Vice President, Finance, Manufacturing from 1999 to 2004; Vice President, Finance-Recording Media from 1997 to 1999; Senior Director Finance, Desktop Design, from 1996 to 1997; Senior Director, Finance, Oklahoma City Operations from 1994 to 1996; Director and Manager, Corporate Financial Planning & Analysis from 1991 to 1994; Manager, Consolidations & Cost Accounting from 1990 to 1991; Manager, Consolidations from 1988 to 1990; and Senior Financial Analyst in 1988 all at Seagate. Mr. O’Malley holds a Bachelor of Business Administration degree from the University of Notre Dame. We believe that Mr. O’Malley possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his financial experience and longstanding leadership at a public company.

Stephen M. Ward, Jr. has been a member of our Board of Directors since July 2006, and he was also a member of our Board of Directors from August 2000 to November 2004. Mr. Ward served as Chief Executive Officer and President of Lenovo, the international computer company formed by the merger of Lenovo of China and IBM’s personal computing business, from April 2005 to January 2006. He served as a Management Consultant to the Chairman of Lenovo from January 2006 to March 2006. Mr. Ward also serves on the board of directors, chairs the corporate governance committee, is a member and was former chair of the human resources and compensation committee, is a member of the operations committee and was a member of the audit committee of Carpenter Technology, a specialty metals company, since 2001. Mr. Ward is a member of the founding team, member of the board of directors and member of the executive committee and has been the chair of the compensation committee at C3, a cloud software company which helps enterprises monitor, mitigate and monetize carbon. Mr. Ward was also on the board of directors and the compensation committee of E-Ink, a materials company providing electronic paper screens to e-book companies and other customers, from January 2007 to December 2009. Prior to joining Lenovo, Mr. Ward was the Senior Vice President and General Manager of IBM’s Personal Systems Group, responsible for IBM’s Retail Store Solutions Division, IBM’s Printing Systems Division and IBM’s Personal Computing Division. Mr. Ward also held positions as the leader of IBM’s worldwide sales for all industrial, electronics, chemical and aerospace companies, and was Chief Information Officer and Vice President of Transformation of IBM from March 1998 to April 2000. Mr. Ward holds a Bachelor of Science degree in Mechanical Engineering from California Polytechnic at San Luis Obispo. We believe that Mr. Ward possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience growing multiple technology companies.

Director Independence

Under the rules of The NASDAQ Stock Market, or NASDAQ, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of its offering. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

On April 3, 2013 our Board of Directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, our Board of Directors has determined that none of Messrs. Bass, Evans, Mathaisel, Moore, Mumford, O’Malley or Ward, representing seven of our eight directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ. Our Board of Directors also determined that Messrs. Moore, Mathaisel, O’Malley and Ward, who comprise our Audit Committee, Messrs. Ward, Bass and Evans, who comprise our Compensation Committee, and Messrs. Bass, Evans and Ward, who comprise our Corporate Governance and Nominating Committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of NASDAQ. In making this determination, our Board of Directors considered the relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two separate individuals. Mr. Mumford has served as Chairman of the Board of Directors since July 2000. Mr. Woodward serves as Chief Executive Officer.

While the Board retains the discretion to combine the roles in the future, as it deems appropriate, the Board believes that with an independent director serving as Chairman, the interests of the stockholders are well represented and that proper governance is maintained. The Company believes that the Chairman can provide support and advice to the Chief Executive Officer; collaborate with the Chief Executive Officer on setting a strategic direction for the Company; preside over executive or independent sessions of the Board when management, including the Chief Executive Officer, is not present; and lead the Board in fulfilling its responsibilities. This leadership structure also provides the Company the advantage of different viewpoints and backgrounds. The Company believes that the current leadership structure of the Board is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on the Company’s current needs.

Board Meetings and Director Communications

During fiscal 2013, the Board of Directors held six meetings. During fiscal 2013, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by any of the committees of the Board of Directors on which such director served. Directors are also expected to attend annual meetings of the stockholders of the Company absent an unavoidable and irreconcilable conflict. The Company did not hold an Annual Meeting of Stockholders in fiscal 2013.

The non-management members of the Board of Directors also meet in regularly scheduled executive sessions without management present.

Stockholders and other interested parties may communicate with any and all other members of the Board of Directors, by mail to the Company’s principal executive offices addressed to the intended recipient and care of our Corporate Secretary or by email to legal@e2open.com. The Corporate Secretary will maintain a log of such communications and transmit them promptly to the identified recipient, unless there are safety or security concerns that mitigate against further transmission. The intended recipient shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Corporate Governance and Board Committees

The Company and its Board of Directors regularly review and evaluate the Company’s corporate governance practices. The Board of Directors has adopted corporate governance principles that address the composition of and policies applicable to the Board of Directors as well as a Corporate Code of Conduct applicable to all directors, officers and employees of the Company, including our Chief Executive Officer and Chief Financial Officer. The Company’s corporate governance principles, set forth as Corporate Governance Guidelines, and its Corporate Code of Conduct are available in the Corporate Governance section of the Company’s website at http://investor.e2open.com/governance.cfm, or in print by contacting Investor Relations at our principal executive offices. Any substantive amendments to or waivers of the Corporate Code of Conduct relating to the executive officers or directors of the Company will be disclosed promptly on our website.

The Board of Directors has also adopted a written charter for each of the three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each committee charter is available in the Corporate Governance section of the Company’s website at http://investor.e2open.com/governance.cfm, or in print by contacting Investor Relations at our principal executive offices.

Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board of Directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee will also:

•	oversee the work of our independent auditors;

•	approve the hiring, discharging and compensation of our independent auditors;

•	approve engagements of the independent auditors to render any audit or permissible non-audit services;

•	review the qualifications and independence of the independent auditors;

•	monitor the rotation of partners of the independent auditors on our engagement team as required by law;

•	review our financial statements and review our critical accounting policies and estimates;

•	review the adequacy and effectiveness of our internal controls; and

•	review and discuss with management and the independent auditors the results of our annual audit and our quarterly financial statements.

The Audit Committee held ten meetings in fiscal 2013. The report of the Audit Committee is included in this Proxy Statement.

The current members of our Audit Committee are Messrs. Moore, Mathaisel, O’Malley and Ward. Mr. Moore is our Audit Committee chairman. Our Board of Directors has concluded that the composition of our Audit Committee meets the requirements for independence under, and the functioning of our Audit Committee complies with, the current requirements of NASDAQ and SEC rules and regulations, and Messrs. Moore, O’Malley and Ward are our Audit Committee financial experts as defined under SEC rules and regulations.

Compensation Committee. Our Compensation Committee oversees our corporate compensation programs. The Compensation Committee will also:

•	review and approve corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	evaluate the performance of our executive officers in light of established goals and objectives;

•	review and recommend compensation of our executive officers based on its evaluations;

•	review and recommend compensation of our directors; and

•	administer the issuance of stock options and other awards under our stock plans.

The Compensation Committee held five meetings in fiscal 2013. The report of the Compensation Committee is included in this Proxy Statement.

The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee at present engages an outside consultant on a regular basis to advise the Compensation Committee on the Company’s compensation practices.

The members of our Compensation Committee are Messrs. Ward, Bass and Evans. Mr. Ward is the chairman of our Compensation Committee. Our Board of Directors has determined that each member of our Compensation Committee is independent under the applicable rules of NASDAQ.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee oversees and assists our Board of Directors in reviewing and recommending corporate governance policies and nominees for election to our Board of Directors. The Corporate Governance and Nominating Committee will also:

•	evaluate and make recommendations regarding the organization and governance of the Board of Directors and its committees;

•	assess the performance of members of the Board of Directors and make recommendations regarding committee and chair assignments;

•	recommend desired qualifications for Board of Directors membership and conduct searches for potential members of the Board of Directors; and

•	review and make recommendations with regard to our corporate governance guidelines.

The Corporate Governance and Nominating Committee did not meet in fiscal 2013.

The members of our Corporate Governance and Nominating Committee are Messrs. Bass, Evans and Ward. Mr. Bass is the chairman of our Corporate Governance and Nominating Committee. Our Board of Directors has determined that each member of our Corporate Governance and Nominating Committee is independent under the applicable rules of NASDAQ.

The Corporate Governance and Nominating Committee uses a variety of methods for identifying and evaluating director nominees. The Corporate Governance and Nominating Committee regularly assesses the appropriate size, composition and needs of the Board of Directors and its respective committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Corporate Governance and Nominating Committee through directors or management. If the Corporate Governance and Nominating Committee believe that the Board of Directors requires additional candidates for nomination, the Corporate Governance and Nominating Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The evaluation of these candidates may be based solely upon information provided to the Corporate Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Corporate Governance and Nominating Committee deems appropriate, including the use of third parties to review candidates.

The Corporate Governance and Nominating Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with criteria established by the Committee. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. The Corporate Governance and Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Corporate Governance and Nominating Committee do not have a formal policy with respect to diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. Director candidates must have sufficient time available in the judgment of the Corporate Governance and Nominating Committee to perform all Board of Directors and committee responsibilities. Members of the Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance and Nominating Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Corporate Governance and Nominating Committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the Board of Directors for relevant background, experience, diversity and skills of its members.

Stockholders may propose director candidates for general consideration by the Corporate Governance and Nominating Committee by submitting in proper written form the individual’s name, qualifications, and the other information set forth below in “Procedure for Nominating Directors for Election at an Annual Meeting or a Special Meeting” to the Secretary of the Company. The Corporate Governance and Nominating Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Other Committees. Pursuant to the Company’s Bylaws, the Board of Directors may designate other standing or ad hoc committees to serve at the pleasure of the Board of Directors from time to time.

Board’s Role in Risk Oversight. One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our Corporate Governance and Nominating Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a materially adverse effect on us.

Procedure for Nominating Directors for Election at an Annual Meeting or a Special Meeting. Stockholders may nominate directors for election at an annual meeting or at a special meeting at which directors are to be elected, provided that the advance notice requirements for director nominations set forth in the Company’s Bylaws have been met. As summarized below, this advance notice provision requires a stockholder to give timely notice of a director nomination in proper written form to the Secretary of the Company at E2open, Inc., 4100 East Third Avenue, Suite 400, Foster City, California 94404, Attention: Corporate Secretary.

In order for a stockholder to give timely notice of a director nomination for an annual meeting the stockholder proposal must be received by the Secretary of the Company at the Company’s principal executive offices not later than the 90th day nor earlier than the 120th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. However, if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than thirty (30) days prior to or delayed by more than sixty (60) days after the one-year anniversary of the date of the previous year’s annual meeting, then notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made. Director nominations to be made at the next annual meeting of stockholders must be received by the Secretary of the Company at the Company’s principal executive offices not earlier than February 27, 2014 nor later than March 29, 2014.

In order for a stockholder to give timely notice of a director nomination for a special meeting at which directors are to be elected, the notice must be received by the Secretary at the Company’s principal executive offices not later than the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

To be in proper written form, a stockholder’s notice to the Secretary of the Company shall set forth:

•

as to each nominee whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other similar agreement, arrangement or understanding, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nominations are to be made by the stockholder, (vi) a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, and (vii) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

•

as to such stockholder(s) giving notice of the director nomination, (i) the name and address of the stockholder(s) proposing the director nomination, (ii) the class and number of shares of the Company which are held of record or are beneficially owned by the stockholder(s), (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder(s) with respect to any securities of the Company, and a description of any other similar agreement, arrangement or understanding, (iv) any material interest of the stockholder(s) in such director nomination, and (v) a statement whether such stockholder(s) will deliver a proxy statement and form of proxy to the Company’s stockholders. In addition, to be in proper written form, a stockholder’s notice to the Secretary must be supplemented not later than ten (10) days following the record date to disclose the information contained in clauses (ii) and (iii) of this paragraph as of the record date.

At the request of the Board of Directors, any person nominated by a stockholder for election as a director must furnish to the Secretary of the Company (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (2) such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to these requirements.

The requirements for providing advance notice of a director nomination as summarized above are qualified in their entirety by our Bylaws, which we recommend that you read in order to comply with the requirements for making a director nomination.

Compensation of Directors

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our Board of Directors for the fiscal year ended February 28, 2013. The table excludes Mr. Woodward, who is a Named Executive Officer (as defined below) and did not receive any compensation from us in his role as a director in the fiscal year ended February 28, 2013.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
John B. Mumford	0	$51,156	$51,156
Carl Bass	0	$25,578	$25,578
Johnston L. Evans	0	$51,156	$51,156
Bernard F. Mathaisel	0	$51,156	$51,156
Nicholas G. Moore	0	$76,734	$76,734
Patrick J. O’Malley, III	0	$0	$0
Stephen M. Ward, Jr.	0	$76,734	$76,734

(1)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the non-employee directors during fiscal 2013, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 12 in the Notes to Consolidated Financial Statements included in the Company’s annual report on Form 10-K for fiscal 2013 filed with the SEC on April 30, 2013. The amounts reported in this column reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee directors from the awards.

Our policy has been and will continue to be to reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.

Directors who are employees do not receive any compensation for their service on our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 31, 2013 by: (i) all those known by us to be beneficial owners of more than five percent (5%) of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all current directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Except as set forth below, the address of each stockholder listed in the following table is E2open, Inc., 4100 East Third Avenue, Suite 400, Foster City, California 94404. Applicable percentage ownership in the following table is based on 25,747,033 shares of common stock outstanding as of May 31, 2013:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Five Percent Stockholders
Entities affiliated with Crosspoint Venture Partners (1)	4,200,566	16.3%
2925 Woodside Road, Woodside, California 94062
JBM 2009 Irrevocable Trust dtd 09/30/09 (2)	3,834,467	14.9%
2925 Woodside Road, Woodside, California 94062
FMR LLC (3)	3,206,607	12.5%
82 Devonshire Street, Boston, Massachusetts 02109
Entities Affiliated with Invesco Private Capital, Inc. (4)	1,323,700	5.2%
c/o Invesco Private Capital, Inc., 1166 Avenue of the Americas, 25th Floor, New York, New York 10036

Named Executive Officers and Directors
Mark E. Woodward** (5)	833,604	3.2%
Peter J. Maloney** (6)	184,462	*
David Packer** (7)	102,643	*
John B. Mumford** (8)	1,209,209	4.7%
Carl Bass** (9)	54,935	*
Johnston L. Evans** (10)	1,354,400	5.3%
Bernard F. Mathaisel** (11)	62,305	*
Nicholas G. Moore** (12)	90,741	*
Patrick J. O’Malley, III** (13)	48,285	*
Stephen M. Ward, Jr.** (14)	131,313	*
All current directors and executive officers as a group (14 persons) (15)	8,515,821	32.2%

*	Represents beneficial ownership of less than 1%.
**	Address is c/o E2open, Inc., 4100 East Third Avenue, Suite 400, Foster City, California 94404.
(1)

The information reported is based solely upon a Schedule 13G filed with the SEC on February 5, 2013 by Crosspoint Venture Partners 2000, LP (“CVP 2000”), on behalf of itself, Crosspoint Venture Partners 2000 Q, LP (“CVP 2000 Q”), Crosspoint Associates 2000, LLC (“Crosspoint Associates”) and John B. Mumford. According to the Schedule 13G, of 5,406,175 shares, 432,176 were directly held by CVP 2000, 3,768,390 shares were directly held by CVP 2000 Q, 4,200,566 shares were held by Crosspoint Associates (as general partner of CVP 2000 and CVP 2000 Q, with shared voting and dispositive power over the shares held by each of CVP 2000 and CVP 2000 Q), and 1,205,609 shares were directly held by B&M Ventures. John B. Mumford, one of our directors, is a managing member of Crosspoint Associates. Mr. Mumford disclaims beneficial ownership of the shares held directly by CVP 2000 and CVP 2000 Q. Mr. Mumford is the sole managing member of B&M Ventures and has sole voting and sole dispositive power over the shares held by B&M Ventures.
(2)	The information reported is based solely upon a Schedule 13G filed with the SEC on February 14, 2013 by JBM 2009 Irrevocable Trust dtd 09/30/09, on behalf of itself, and Roy A. Brizio. According to the Schedule 13G, 3,834,467 shares were directly held by JBM 2009 Irrevocable Trust dtd 09/30/09. Mr. Brizio serves as the trustee and has sole voting and dispositive powers.
(3)	The information reported is based solely upon a Schedule 13G filed with the SEC on March 11, 2013 by FMR LLC, on behalf of itself, Edward C. Johnson 3d, Fidelity Management & Research Company (“Fidelity”) and Fidelity OTC Portfolio. According to the Schedule 13G, Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,901,281 shares of the common stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock. The ownership of one investment company, Fidelity OTC Portfolio, amounted to 1,266,988 shares or 5.055% of the Common Stock outstanding at February 28, 2013. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 2,901,281 shares owned by the funds. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.
(4)	The information reported is based solely upon a Schedule 13G filed with the SEC on February 14, 2013 by Invesco Private Capital, Inc.
(5)	Includes 123,235 shares issuable upon the exercise of options that are vested and exercisable within 60 days of May 31, 2013, 645,114 shares held by the Mark E. Woodward and Laurie S. Woodward Family Trust dtd July 17, 199, for which Mr. Woodward serves as a trustee and 65,255 shares held in Mr. Woodward’s name.
(6)	Includes 68,555 shares issuable upon the exercise of options that are vested and exercisable within 60 days of May 31, 2013.
(7)	Includes 102,643 shares issuable upon the exercise of options that are vested and exercisable within 60 days of May 31, 2013.
(8)	Includes 1,205,609 shares held of record by B&M Ventures for which Mr. Mumford disclaims beneficial ownership and 3,600 shares issuable upon the exercise of options that are vested and exercisable within 60 days of May 31, 2013.
(9)	Includes 54,935 shares issuable upon the exercise of options that are vested and exercisable within 60 days of May 31, 2013.
(10)	Includes 791,805 shares held of record by Chancellor V, L.P.; 408,190 shares held of record by Chancellor V-A, L.P.; 123,705 shared of record by Citiventure 2000, L.P.; 16,601 shares issuable to Chancellor V, L.P. upon the exercise of options that are vested and exercisable within 60 days of May 31, 2013 ; 8,557 shares issuable to Chancellor V-A, L.P. upon the exercise of options that are vested and exercisable within 60 days of May 31, 2013; and 2,592 shares issuable to Citiventure 2000, L.P. upon the exercise of options that are vested and exercisable within 60 days of May 31, 2013 and 2,950 shares issuable upon exercise of options that are vested and exercisable within 60 days of May 31, 2013.

(11)	Includes 62,305 shares issuable upon the exercise of options that are vested and exercisable within 60 days of May 31, 2013.
(12)	Includes 62,170 shares issuable upon the exercise of options that are vested and exercisable within 60 days of May 31, 2013, and 28,571 shares held of record by Moore Family Ventures, L.P. for which Mr. Moore serves as a general partner.
(13)	Mr. O’Malley, one of our directors, holds, on behalf of Seagate Technology LLC, 48,285 shares issuable upon the exercise of a stock option. Mr. O’Malley disclaims beneficial ownership of the option and the underlying shares, and all shares reported by the Seagate Entities. Mr. O’Malley does not beneficially own any shares of the Company.
(14)	Includes 59,885 shares issuable upon the exercise of options that are vested and exercisable within 60 days of May 31, 2013 and 71,428 shares held of record by Stephen M. Ward, Jr. and Lori Beth Ward as community property.
(15)	Includes 693,525 shares issuable upon the exercise of options that are vested and exercisable within 60 days of May 31, 2013.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned during our fiscal years ended February 29, 2012 and February 28, 2013 for our principal executive officer and the two other most highly-compensated executive officers as of the end of fiscal 2013. We refer to these officers as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($) (1)		Option Awards ($) (2)(3)		All Other Compensation ($)		Total ($)
Mark E. Woodward	2013	350,000	525,000		—		814	(4)	875,814
President and Chief Executive Officer	2012	350,000	385,000		896,663	(5)	456	(6)	1,632,119

Peter J. Maloney	2013	300,000	225,000		—		814	(4)	525,814
Chief Financial Officer	2012	300,000	165,000		165,190	(7)	456	(6)	630,646

David W. Packer	2013	300,000	383,701	(8)	—		814	(4)	684,515
Senior Vice President, Worldwide Field Operations	2012	300,000	311,987	(9)	141,578	(10)	456	(6)	754,021

(1)	The amounts included in the “Non-Equity Incentive Plan Compensation” column represent the amounts earned and payable under the fiscal 2012 bonus plan, called the “2012 Executive Incentive Plan,” which were paid in April 2012 and the amounts earned and payable under the fiscal 2013 bonus plan, called the “2013 Executive Incentive Plan,” which were paid in April 2013.
(2)	The amounts reported in the “Option Awards” column represent the grant date fair value of the stock options granted to the Named Executive Officers during fiscal 2012 and 2013 as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the “Option Awards” column are set forth in Note 12 in the Notes to Consolidated Financial Statements included in the Company’s annual report on Form 10-K for fiscal 2013 filed with the SEC on April 30, 2013. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value received by the Named Executive Officers from the options.
(3)	Includes stock option expense of performance-based and time-based options granted on July 18, 2011.
(4)	Includes (i) life insurance and accidental death and dismemberment premiums of $390; (ii) short-term disability premiums of $204; and (iii) long-term disability premiums of $220.
(5)	Includes $413,250 for an option subject to time-based vesting in equal monthly installments over four (4) years from the vesting commencement date of March 1, 2011, based on continued service to us and subject to the acceleration of vesting provisions described under “Potential Payments upon Termination or Change of Control” below, and $483,413 for an option subject to performance-based vesting plus additional time-based vesting and subject to the acceleration of vesting provisions as described under “Fiscal 2013 Performance of Previously Granted Equity Awards” below.
(6)	Includes (i) life insurance premiums of $336 and (ii) accidental death insurance premiums in the amount of $120.
(7)	Includes $76,140 for an option subject to time-based vesting in equal monthly installments over four (4) years from the vesting commencement date of March 1, 2011, based on continued service to us and subject to the acceleration of vesting provisions described under “Potential Payments upon Termination or Change of Control” below, and $89,050 for an option subject to performance-based vesting plus additional time-based vesting as described under “Fiscal 2013 Performance of Previously Granted Equity Awards” below, and in each case subject to the acceleration of vesting provisions described under “Potential Payments upon Termination or Change of Control” below.

(8)	Includes (i) $225,000 paid under the 2013 Executive Incentive Plan and (ii) $158,701 earned under our annual sales management incentive plan of which $73,373 was paid in fiscal 2013 and $85,328 will be paid in the fiscal year ending February 28, 2014.
(9)	Includes (i) $165,000 paid under the 2012 Executive Incentive Plan and (ii) $146,987 paid under our annual sales management incentive plan.
(10)	Includes $65,250 for an option subject to time-based vesting in equal monthly installments over four (4) years from the vesting commencement date of March 1, 2011, based on continued service to us and subject to the acceleration of vesting provisions described under “Potential Payments upon Termination or Change of Control” below, and $76,328 for an option subject to performance-based vesting plus additional time-based vesting as described under “Fiscal 2013 Performance of Previously Granted Equity Awards” below, and in each case subject to the acceleration of vesting provisions described under “Potential Payments upon Termination or Change of Control” below.

Fiscal 2013 Bonus Payments

We provide our Named Executive Officers an opportunity to receive a year-end, formula-based bonus. The bonus is based on a target incentive amount for each Named Executive Officer. In fiscal 2013, the target incentive amount and year-end payments for the Company’s Named Executive Officers under the 2013 Executive Incentive Plan were as follows:

Name and Position	Target Incentive ($)	Actual Paid ($)
Mark E. Woodward—President and Chief Executive Officer	350,000	525,000
Peter J. Maloney—Chief Financial Officer	150,000	225,000
David W. Packer—Senior Vice President, Worldwide Field Operations	150,000	225,000

For fiscal 2013, the amount of bonuses paid to the Company’s Named Executive Officers was determined based upon the achievement of performance targets relating to bookings, billings, free cash flow and accounts receivables performance against the established 2013 Executive Incentive Plan targets. Under the 2013 Executive Incentive Plan, if the average achievement level of the four performance targets equaled at least 100% but less than 105%, the Named Executive Officer’s bonus would be funded at 100%. The minimum and maximum funding levels for a Named Executive Officer’s bonus were 50% (if the average achievement level of the four performance targets equaled at least 85% but less than 100%) and 150% (if the average achievement level of the four performance targets was greater than or equal to 110%) respectively. If the average achievement level of the four performance goals equaled at least 105% but less than 110%, the Named Executive Officer’s bonus was funded at 120%. If the average achievement level of the four performance targets was below 85%, the Named Executive Officer’s bonus would not have been funded and the Named Executive Officers would not have received a bonus for the 2013 fiscal year pursuant to the 2013 Executive Incentive Plan. Based on the actual average achievement level of the four performance targets for fiscal year 2013, each of the Company’s Named Executive Officers earned 150% of their target bonus amount for fiscal 2013 under the 2013 Executive Incentive Plan.

In addition, Mr. Packer also participated in a sales incentive plan. Mr. Packer’s annual target incentive under the sales incentive plan for fiscal 2013 was $150,000 and the actual fiscal 2013 bonus earned by him under the sales incentive plan was $158,701, of which $73,373 was paid in fiscal 2013 and $85,328 will be paid in the fiscal year ending February 28, 2014. Mr. Packer’s bonus under the sales incentive plan was calculated based on the actual percentage achievement of the Company’s fiscal 2013 billings, bookings, annual recurring revenue and new customer attainment goals. Pursuant to the terms of Mr. Packer’s sales incentive plan, Mr. Packer was eligible to receive a prorated portion of his bonus upon the achievement of minimum thresholds for the goals set forth above.

Fiscal 2013 Performance of Previously Granted Equity Awards

In fiscal 2012, the Company’s Named Executive Officers were granted stock options that were subject to the achievement of certain performance goals for the two-year period ended February 28, 2013, which would then become eligible for time-based vesting. The target and maximum number of shares under each performance-based option, as well as the actual number of shares that became eligible for time-based vesting, were as follows:

Name and Position	Target Number of Shares	Maximum Number of Shares that Could Have Become Eligible for Time-based Vesting	Actual Number of Shares that Became Eligible for Time-based Vesting
Mark E. Woodward	271,428	407,142	271,428
Peter J. Maloney	50,000	75,000	50,000
David W. Packer	42,857	64,285	42,857

The number of shares subject to each performance-based option that became eligible for time-based vesting (that is, became “eligible shares”), and the time-based vesting schedule of such shares, were determined based upon the percentage achievement of goals relating to bookings, billings, free cash flow and free cash flow plus receivables performance against the established targets for the two-year period encompassing fiscal 2012 and 2013, which performance was measured as of February 28, 2013. The time-based vesting schedule of the shares subject to the performance-based option that became eligible for time-based vesting is as follows: 1/36th of the eligible shares will vest in equal monthly installments over the 3-year period following the vesting commencement date of March 1, 2013.

If the Named Executive Officer’s employment is terminated without cause (as defined in his option agreement), including as a result of his disability (as defined in his option agreement) or death, or he experiences an involuntary termination (as defined in his option agreement), in each case within twelve (12) months following a change in control of the Company, then the vesting of 100% of his eligible shares subject to the performance-based option will accelerate.

Pension Benefits

We do not offer pension benefits to our Named Executive Officers.

Nonqualified Deferred Compensation

We do not offer non-qualified deferred compensation to our Named Executive Officers.

Employment Agreements and Change of Control Arrangements

We have executed employment agreements and change of control agreements with each of our Named Executive Officers. Summaries of such arrangements follow.

Mr. Woodward

We entered into an offer letter with Mr. Woodward on June 20, 2008. Currently, Mr. Woodward is entitled to receive $350,000 in annual base salary and is eligible for an incentive bonus targeted at $350,000 payable upon the achievement of certain performance goals as will be determined by our Board of Directors. Mr. Woodward is also eligible to participate in all employee benefit plans and vacation programs. For information relating to potential payments upon termination, see “Potential Payments upon Termination or Change of Control—Change in Control Severance Agreements” or “Potential Payments upon Termination or Change of Control.”

Mr. Maloney

We entered into an offer letter with Mr. Maloney on December 26, 2007 and an addendum to the letter dated June 10, 2008. Currently, Mr. Maloney is entitled to receive $300,000 in annual base salary and is eligible for an incentive bonus targeted at $150,000 payable upon the achievement of certain performance goals as will be determined by our Board of Directors. Mr. Maloney is also eligible to participate in all Company employee benefit plans and vacation programs. For information relating to potential payments upon termination, see “Potential Payments upon Termination or Change of Control—Change in Control Severance Agreements” or “Potential Payments upon Termination or Change of Control.”

Mr. Packer

We entered into an offer letter with Mr. Packer on August 18, 2008, as amended December 22, 2008. Currently, Mr. Packer is entitled to receive $300,000 in annual base salary and is eligible for an incentive bonus targeted at $150,000 payable upon the achievement of certain performance goals as will be determined by our Board of Directors and a bonus of $150,000 payable upon achievement of certain performance goals as determined by the Chief Executive Officer under our annual sales management incentive plan. Mr. Packer is also eligible to participate in all Company employee benefit plans and vacation programs. For information relating to potential payments upon termination, see “Potential Payments upon Termination or Change of Control—Change in Control Severance Agreements” or “Potential Payments upon Termination or Change of Control.”

Potential Payments upon Termination or Change of Control—Change in Control Severance Agreements

We entered into a Change in Control Severance Agreement with each of Messrs. Woodward, Maloney and Packer on July 16, 2012 (each, an “Agreement” and collectively, the “Agreements”). The Agreements superseded the severance arrangements previously in place, except with respect to certain equity awards, as described below. Each Agreement has a three (3) year term and will automatically renew for an additional three (3) year term upon the expiration of the then-current term unless either party provides the other party with written notice of non-renewal or the Agreement is modified, in each case within the ninety (90) days prior to the date of automatic renewal. However, if we are actively discussing and/or negotiating a Change in Control (as defined below) of E2open during such ninety (90) day period, no changes may be made to the Agreement except with the employee’s express written consent. Additionally, if a Change in Control occurs when there are fewer than twelve (12) months remaining during the then-current term, the term of the Agreement will extend automatically through the twelve (12) month anniversary of the date of the Change in Control.

Each Agreement provides that if (x) we terminate the employee’s employment with us for a reason other than for Cause (as defined below) or the employee’s death or disability, or (y) the employee terminates his employment for Good Reason (as defined below), and in each case, the termination does not occur within the three (3) month period prior to and through the twelve (12) month period following a Change in Control, the employee will receive the following severance: (i) continuing payments of severance pay at a rate equal to the employee’s base salary in effect on the termination date for a period of twelve (12) months (in the case of Mr. Woodward) or six (6) months (in the case of Messrs. Maloney and Packer), and (ii) continuing payments of $1,900, which the employee may, in his discretion, elect to use to pay for health continuation coverage for a period of twelve (12) months (in the case of Mr. Woodward) or six (6) months (in the case of Messrs. Maloney and Packer). In order to receive the severance, the employee must first sign and not revoke a release of claims against us including non-disparagement and non-solicitation provisions and any other standard terms required by us.

Each Agreement further provides that if (x) we terminate the employee’s employment with us for a reason other than for Cause or the employee’s death or disability, or (y) the employee terminates his employment for Good Reason, and in each case, the termination occurs within the three (3) month period prior to and through the twelve (12) month period following a Change in Control, the employee will receive the severance benefits listed above, plus 100% vesting of any equity awards outstanding as of the date of termination, excluding those equity awards outstanding as of the date of the Agreement that were granted with only time-based vesting provisions and those equity awards that contain performance-based vesting provisions (outstanding equity awards with only time-based vesting will be governed by their current arrangements (see “Potential Payments upon Termination or Change of Control” below for information) and equity awards with performance-based vesting will be governed by the change in control provisions, if any, contained in the governing equity award agreement (see “Fiscal 2013 Performance of Previously Granted Equity Awards” above for information on the vesting acceleration provisions of previously granted performance-based awards)). In order to receive the severance, the employee must first sign and not revoke a release of claims against us including non-disparagement and non-solicitation provisions and any other standard terms required by us. Each Agreement also provides that if the severance benefits provided in the Agreement or otherwise payable to the employee would constitute “parachute payments” that would subject the employee to any excise tax under the golden parachute rules under the Internal Revenue Code of 1986, as amended, or the Code, the severance benefits will be either delivered in full or delivered to a lesser extent so as not to be subject to the excise tax, whichever of the foregoing amounts would provide the employee the greater amount of severance benefits on an after-tax basis.

As defined in the Agreements, “Cause” means (i) any act of material fraud or dishonesty taken by the employee in connection with his responsibilities as an employee; (ii) the employee’s improper disclosure of E2open’s confidential information; (iii) the employee being convicted of, or accepting a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iv) an intentional act by the employee which constitutes misconduct; (v) the employee’s continued material failure to perform his employment duties after he has received a written demand of performance from us which specifically sets forth the factual basis for our belief that the employee has not substantially performed his duties and he has failed to cure such non-performance to our satisfaction within thirty (30) days after receiving such notice; (vi) an act by the employee that constitutes (A) a material breach of any agreement between the employee and E2open or (B) a material failure to comply with our written policies or rules, in each case under this clause (vi) if such breach or failure has not been cured by the employee within thirty (30) days after written notification by us to the employee of such breach or failure; or (vii) the employee’s failure to cooperate in good faith with a governmental or internal investigation of E2open or its directors, officers or employees, if we have requested the employee’s cooperation.

As defined in the Agreements, “Change in Control” means the occurrence of any of the following: (i) a change in the ownership of E2open which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of our stock that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of E2open; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of our stock will not be considered a Change in Control; (ii) a change in the effective control of E2open which occurs on the date that a majority of members of the Board of Directors (each, a “Director”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; provided, however, that for purposes of this subsection (ii), if any Person is considered to be in effective control of E2open, the acquisition of additional control of E2open by the same Person will not be considered a Change in Control; or (iii) a change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of E2open immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of our assets: (A) a transfer to an entity that is controlled by our stockholders immediately after the transfer, or (B) a transfer of assets by us to: (1) a stockholder of ours (immediately before the asset transfer) in exchange for or with respect to our stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of E2open, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of E2open, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with E2open. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control under the Agreements unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control under the Agreements if: (i) its sole purpose is to change the state of E2open’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held our securities immediately before such transaction.

As defined in the Agreements, “Good Reason” means the employee’s termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without the employee’s express written consent: (i) a material reduction in the employee’s base compensation as in effect immediately prior to such reduction, but not including a substantially similar reduction that applies to all similarly-situated executives; (ii) the assignment to the employee of any duties or responsibilities, or the material reduction of or the removal from, his duties, position, authority or responsibilities, in each case which results in a material diminution in the employee’s authority, duties, or responsibilities with E2open in effect immediately prior to such assignment, reduction or removal; for Mr. Woodward and Mr. Maloney, if we are acquired and made part of a larger entity and by virtue of such event, the employee experiences a material diminution in his authority, duties, or responsibilities (for example, if Mr. Woodward remains the chief executive officer of E2open, or Mr. Maloney remains the chief financial officer of E2open, after a change of control in which we have become a wholly owned subsidiary of the acquirer, but he is not made the chief executive officer (for Mr. Woodward) or the chief financial officer (for Mr. Maloney) of the acquiring corporation), such material diminution will constitute “Good Reason” under this prong; (iii) a material change in the geographic location of the employee’s primary work facility or location; provided, that a relocation of twenty-five (25) miles or less from the employee’s then present location or to employee’s home as his primary work location will not be considered a material change in geographic location; or (iv) the failure of E2open to obtain the assumption of the Agreement by a successor, which would constitute a material breach of the Agreement. In order for an event to qualify as Good Reason under the Agreements, the employee must not terminate employment with E2open without first providing us with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.

Potential Payments upon Termination or Change of Control

Messrs. Woodward, Maloney and Packer also are subject to change of control agreements and/or arrangements whereby one hundred percent (100%) of the then-unvested, unexpired portion of their new hire option and any other option grants and, with respect to Mr. Maloney, all options and restricted stock awards, in each case that were granted on or prior to the date the individual’s Change in Control Severance Agreement became effective, and that were granted with only time-based vesting provisions, accelerate and our right to repurchase such restricted stock lapses upon the termination of their employment by E2open without “Cause” or for Messrs. Woodward and Packer for “Good Reason” and for Mr. Maloney for “Involuntary Termination,” in each case if such termination occurs within twelve (12) months following a “Change of Control Transaction” or with respect to Mr. Maloney, a “Change of Control.” All other vesting acceleration under these change of control agreement and/or arrangements were superseded by the Change in Control Severance Agreements, described above (see “Potential Payments upon Termination or Change of Control—Change in Control Severance Agreements” above for information).

“Cause” means (i) any act of personal dishonesty taken in connection with the person’s responsibilities as an employee; (ii) being convicted of, or accepting a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iii) a willful act by the employee which constitutes gross misconduct and which is materially injurious to E2open; or (iv) a willful act by the employee that constitutes (A) a material breach of a material provision of any agreement between the employee and us or (B) a material failure to comply with our written policies or rules, in each case under this clause (iv) if such breach or failure has not been cured by the employee within thirty (30) days after written notification by us to the employee of such breach or failure.

For Mr. Maloney, termination without “Cause” will include termination due to his death or “Disability” (defined as Mr. Maloney suffering from a physical or mental disability to an extent that renders it impracticable for him to continue performing his duties under the agreement, if a physician advises E2open that his physical or mental condition will render him unable to perform his duties for a period exceeding three consecutive months or if, due to physical or mental condition, he has not substantially performed his duties under his agreement for a period of three consecutive months).

“Good Reason” means the employee provides written voluntary resignation within sixty (60) days following (i) a material reduction in the level of responsibility to which the employee did not consent, including a change in position or status to a position that is not at their current level or above with the successor; (ii) a reduction of greater than ten percent (10%) of the employee’s then current salary unless a commensurate reduction is made for all executive officers of E2open; (iii) an order to report financial results illegally or not consistent with generally accepted accounting principles or with the Sarbanes-Oxley Act of 2002; or (iv) relocation of the employee’s principal place of employment by more than fifty (50) miles.

For Mr. Maloney, “Involuntary Termination” means without Mr. Maloney’s consent, (i) a material reduction in his level of responsibility to which he has not consented, including a change in his position or status to a position that is not at the executive officer level of Chief Financial Officer or above with the successor entity to E2open; (ii) a reduction by E2open in his compensation (including base salary, fringe benefits and participation in bonus or incentive programs based on E2open’s performance) as in effect immediately prior to such reduction; (iii) an order to report financial results illegally or not consistent with generally accepted accounting principles or with the Sarbanes-Oxley Act of 2002; (iv) any purported termination of him by us that is not effected for “Cause”; (v) relocation of his principal place of employment by more than twenty-five (25) miles; (vi) the failure of any successor entity to the Company to assume Mr. Maloney’s agreement or other written agreements between him and us (including his offer letter or stock option agreement(s)); (vii) any act or set of circumstances that would constitute constructive termination of his employment under California case law or statute; and (viii) any material breach by us of any material provision of the agreement with us which has not been cured within thirty (30) days of written notice to us by Mr. Maloney of such breach.

As defined in the agreements, “Change of Control” and “Change of Control Transaction” mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Section 13d-3 of said Act), directly or indirectly, of our securities representing fifty percent (50%) or more of the total voting power of the then outstanding voting securities; (ii) our stockholders approve a merger or consolidation of E2open with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by our or such surviving entity’s voting securities outstanding immediately after such merger or consolidation; or (iii) our stockholders approve a plan of complete liquidation of E2open or an agreement for the sale, exclusive license or disposition by us of all, or substantially all, of our assets; provided, however, that a “Change of Control” shall not include a transaction that only changes the state of E2open’s incorporation.

2012 Equity Incentive Plan. None of the Company’s Named Executive Officers currently hold equity award granted under our 2012 Equity Incentive Plan (the “2012 Plan”), but may be granted such awards in the future. The 2012 Plan provides that in the event of a merger or change of control, as defined under the 2012 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

2003 Stock Plan. Each of the Company’s Named Executive Officers hold certain equity awards granted under our 2003 Stock Plan. In the event that we become party to a merger or consolidation, outstanding options granted under the 2003 Stock Plan will be subject to the agreement of merger or consolidation, which will provide for one or more of the following: (i) continuation of outstanding options if E2open is the surviving corporation; (ii) assumption or substitution for a new option by the surviving corporation or its parent; (iii) full acceleration with respect to any unvested shares subject to outstanding options, followed by cancellation of such options; or (iv) cancellation and payment with respect to each cancelled option (regardless of whether such shares are vested or unvested) in an amount equal to the excess of the fair market value of the shares as of the completion of the merger or consolidation, over the option’s exercise price. Such payments may be subject to continued vesting at a rate not less favorable than the original terms of the option.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by our Named Executive Officers at the end of fiscal 2013.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable		Unexercisable
Mark E. Woodward	—		—		—	—	15,189	(1)	$5,316
	—		271,428	(2)	3.15	07/18/2021	271,428		$854,998
	130,058	(3)	141,370		3.15	07/18/2021	141,370		$445,316

Peter J. Maloney	16,689	(4)	—		0.35	02/16/2018	—		—
	3,517	(5)	—		0.35	08/09/2018	—		—
	54,285	(6)	—		0.35	06/25/2019	5,715		$2,000
	—		50,000		3.15	07/18/2021	50,000		$157,500
	23,958	(3)	26,042		3.15	07/18/2021	26,042		$82,032

David W. Packer	36,170	(7)	—		0.35	08/09/2018	—		—
	42,821	(6)	3,893		0.35	06/25/2019	3,893		$1,363
	—		42,857	(2)	3.15	07/18/2021	42,857		$135,000
	20,534	(3)	22,323		3.15	07/18/2021	22,323		$70,317

(1)	Shares acquired pursuant to an early exercise provision and are subject to a right of repurchase we hold as of February 28, 2011. The shares vest ratably on a monthly basis through June 25, 2013.
(2)	The option vests monthly over three years beginning on March 1, 2013.
(3)	The option vests monthly over four years from March 1, 2011.
(4)	The option is subject to an early exercise provision and is immediately exercisable. One-fourth of the shares vested on January 30, 2009 and one thirty-sixth of the remaining shares vested monthly thereafter.

(5)	One-fourth of the shares vested on October 9, 2009 and one thirty-sixth of the remaining shares vested monthly thereafter.
(6)	The option is subject to an early exercise provision and is immediately exercisable. One-fourth of the shares vested on January 30, 2009 and one thirty-sixth of the remaining shares vested monthly thereafter.
(7)	One-fourth of the shares vested on October 9, 2009 and one thirty-sixth of the remaining shares vested monthly thereafter.

Retirement Plans

We maintain a 401(k) retirement plan which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Code. All of our U.S. employees are eligible to participate on the first day of the month following their date of hire. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation up to the statutorily prescribed limit, which was equal to $17,000 in 2012 and is equal to $17,500 in 2013 (catch up contribution for employees over 50 allow for an additional $5,500 each year), and have the amount of their compensation reduction contributed to the 401(k) plan.

Limitation on Liability and Indemnification Matters

Our Amended and Restated Certificate of Incorporation and Bylaws contain provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation and Bylaws provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Amended and Restated Bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board of Directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

10b5-1 Trading Plans

The following executive officers and directors currently have 10b5-1 trading plans in place: Mark Woodward, Peter Maloney and David Packer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended February 28, 2013, the Company believes that all Reporting Persons complied with all applicable reporting requirements.

COMMITTEE REPORTS

The following reports by our Compensation Committee and Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The reports shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates by reference into such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

We, the Compensation Committee of the Board of Directors of E2open, Inc., have reviewed and discussed the Executive Compensation contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Executive Compensation be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended February 28, 2013.

THE COMPENSATION COMMITTEE

Stephen M. Ward, Jr. (Chair)

Johnston L. Evans

Carl Bass

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee operates under a written charter originally adopted by the Board of Directors in February 2012 which provides that its functions include: the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation and oversight of the Company’s independent registered public accounting firm, including reviewing its independence, reviewing and approving the planned scope of the Company’s annual audit, and reviewing and pre-approving any non-audit services that may be performed by the Company’s independent registered public accounting firm; the oversight of the Company’s internal audit function; reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls; and, reviewing the Company’s critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of management’s assessment of internal controls over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee this process.

Review of Audited Financial Statements for Fiscal Year ended February 28, 2013

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended February 28, 2013 with management. The Audit Committee discussed with KPMG LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 28, 2013, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG LLP with that firm.

The Audit Committee also discussed with management and with KPMG LLP the evaluation of the Company’s internal controls and the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee considered the fees paid to KPMG LLP for the provision of non-audit related services and does not believe that these fees compromise KPMG LLP independence in performing the audit.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended February 28, 2013 for filing with the Securities and Exchange Commission.

In addition, the Audit Committee reviewed the Company’s efforts and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

Nicholas G. Moore (Chair)

Bernard F. Mathaisel

Stephen M. Ward, Jr.

Patrick J. O’Malley, III

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of eight directors. Our current Amended and Restated Certificate of Incorporation divides the directors into three classes, Class I, Class II and Class III, with members of each class currently serving staggered three-year terms. The terms of the Class I directors are scheduled to expire on the date of the Annual Meeting. Based on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors’ nominees for election by the stockholders are the current Class I members of the Board of Directors: Johnston Evans and Bernard Mathaisel.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees for election as Class I directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

Vote Required and Board of Directors’ Recommendation

The Company’s Amended and Restated Bylaws provide that each director nominee be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The Board of Directors, after taking into consideration the recommendation of the Corporate Governance and Nominating Committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director, in an uncontested election, who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election.

The Board of Directors Recommends a Vote “For” Each of the Nominees Listed Above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2014. The Board of Directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Change In Independent Registered Public Accounting Firm

Resignation of independent registered public accounting firm.

On June 13, 2013, the Audit Committee determined it to be in the best interests of the Company and its stockholders to replace KPMG LLP as the Company’s independent registered public accounting firm to allow the Company to have flexibility in the future to potentially explore a business relationship associated with KPMG LLP’s management consulting business. On June 13, 2013, KPMG LLP resigned.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended February 28, 2013 and February 29, 2012 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report on the Company’s consolidated financial statements as of and for the years ended February 28, 2013 and February 29, 2012 did contain separate paragraphs stating: (1) “the Company changed its method of classifying payments made for deferred initial public offering costs in the consolidated statements of cash flows”, and (2) “the Company changed its method of accounting for revenue arrangements with multiple deliverables as of March 1, 2011, resulting from the adoption of new accounting pronouncement.”

During the Company’s two most recent fiscal years ended February 28, 2013 and February 29, 2012, and the subsequent interim period through June 13, 2013, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements.

During the years ended February 28, 2013 and February 29, 2012, and the subsequent interim period through June 13, 2013, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except with respect to the disclosure of a material weakness in internal control. Based on the evaluation of the Company’s disclosure controls and procedures as of August 31, 2012, the Company concluded that, as of such date, the Company’s disclosure controls and procedures were not effective because of a material weakness in an internal control designed to timely consider the accounting for complex materially modified contracts with customers which did not operate effectively. As a result, the Company did not identify on a timely basis the modification date of one materially modified contract which was corrected by management prior to the issuance of the Company’s consolidated financial statements. This deficiency was a material weakness in the Company’s internal control as of August 31, 2012 because it had not been remediated as of that date. Management remediated the material weakness prior to the filing of the Company’s Annual Report on Form 10-K for the year ended February 28, 2013.

Approval of appointment of new independent registered public accounting firm.

On June 13, 2013, the Audit Committee approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending February 28, 2014. In deciding to appoint Deloitte & Touche LLP, the Audit Committee reviewed auditor independence and existing commercial relationships with Deloitte & Touche LLP and concluded that Deloitte & Touche LLP has no commercial relationship with the Company that would impair its independence. During the years ended February 28, 2013 and February 29, 2012, and in the subsequent interim period through June 13, 2013, neither the Company nor anyone acting on its behalf has consulted with Deloitte & Touche LLP on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Engagement Letter and Fee Disclosure

In connection with the audit of the fiscal 2013 financial statements, our Audit Committee entered into an engagement agreement with KPMG LLP which sets forth the terms of KPMG LLP’s audit engagement. Among other things, the agreement is subject to alternative dispute resolution procedures.

The following table sets forth fees billed for professional audit services and other services rendered to the Company by KPMG LLP for the fiscal years ended February 29, 2012 and February 28, 2013.

	Fiscal 2013	Fiscal 2012
Audit Fees (1)	$600,770	$589,000
Audit-Related Fees (2)	107,000	845,200
Tax Fees (3)	—	—
All Other Fees	—	—

Total	$707,770	$1,434,000

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of the quarterly consolidated financial statements and foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. Audit Fees also consist of fees for the attestation of internal control and management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for consultations on accounting issues and our compliance with Section 404 the Sarbanes-Oxley Act of 2002.
(3)	Tax Fees consist of fees billed for tax compliance, consultation and planning services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by our independent registered public accounting firm to the Company must be pre-approved by the Audit Committee. The Audit Committee uses the following procedures in pre-approving all audit and non-audit services provided by our independent registered public accounting firm. At or before the first meeting of the Audit Committee each year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by our independent registered public accounting firm during the year. Quarterly, the Audit Committee is presented with an update of any new audit and non-audit services to be provided. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the chair of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees. However, approval of such additional or amended services is not permitted if it would affect the independence of our registered public accounting firm under applicable SEC rules. The chair of the Audit Committee reports any such action taken to the Audit Committee at the next Audit Committee meeting.

All KPMG LLP services and fees in fiscal 2013 were approved in advance by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

The Board of Directors Recommends a Vote “For” Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Peter Maloney

Peter Maloney

Chief Financial Officer

June 27, 2013

Admission Ticket

Electronic Voting Instructions Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 A.M. Eastern Daylight Time, on August 7, 2013.
Vote by Internet • Go to www.envisionreports.com/eopn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain	+
	01 - Johnston Evans	☐	☐	☐	02 - Bernard Mathaisel	☐	☐	☐

		For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of

E2open, Inc. Stockholders

August 7, 2013 at 10:00 a.m. Local Time

Crowne Plaza Hotel

1221 Chess Street

Foster City, CA 94404

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — E2open, Inc.

Notice of 2013 Annual Meeting of Stockholders

Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404

Proxy Solicited by Board of Directors for Annual Meeting – August 7, 2013

Mark Woodward and Peter Maloney or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of E2open, Inc. to be held on August 7, 2013 at 10:00 a.m., local time, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder in accordance with the specifications made. If no such directions are indicated, the proxy holders will have authority to vote FOR all nominees in Proposal 1 and FOR Proposal 2.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)